Exhibit 10.3

CONFIDENTIAL

EXECUTION VERSION

WYETH LLC

ACTING THROUGH ITS

WYETH PHARMACEUTICALS DIVISION

500 ARCOLA ROAD

COLLEGEVILLE, PENNSYLVANIA 19426 USA

May 18, 2011

Emergent Product Development Seattle, LLC.

2401 4th Avenue, Suite 1050

Seattle, Washington 98121

Re: Amendment No. 3 to the Collaboration and License Agreement dated as of December 19, 2005 (as previously amended, the "Agreement") by and between Emergent Product Development Seattle, LLC (successor to Trubion Pharmaceuticals, Inc. ("Trubion")) ("EPDS") and Wyeth LLC (formerly known as Wyeth), acting through its Wyeth Pharmaceuticals Division ("Wyeth")

Ladies and Gentlemen:

This letter agreement (the "Letter Agreement") constitutes Amendment No. 3 to the Agreement referred to above. Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement. EPDS and Wyeth desire to amend the Agreement with respect to the restrictions on Development and Commercialization of CD20 Antigens and CD20 Products. This Letter Agreement sets forth the agreement of EPDS and Wyeth with respect to such amendment.

Each of EPDS and Wyeth agrees as follows:

1. Amendments to Article 1. Article 1 of the Agreement is hereby amended by inserting the following new definitions in alphabetical order therein:

'"Biosimilar Combination Product' shall mean any product containing as active ingredients both (a) a CD 20 Biosimilar Product and (b) one or more other pharmaceutically active compounds or substances."

Trubion Pharmaceuticals, Inc.	CONFIDENTIAL
May 18, 2011

'"Biosimilar Product' shall mean a biological product other than a SMIP which, through reference to a biological product that has already received approval from the applicable regulatory authority (the "reference product"), is eligible for approval pursuant to an abbreviated follow-on biological approval pathway established by either the US FDA, the EMEA (currently Similar Biological Medicinal Product as described in CHMP/437/04, issued 30 October 2005, as amended from time to time) or the Pharmaceuticals and Medical Devices Agency (PMDA) of Japan, as such regulations may be amended from time to time. A product which qualifies as a Biosimilar Product under the regulatory pathway of any one such jurisdiction shall constitute a Biosimilar Product for purposes of this Agreement in all jurisdictions, even if the marketing approval for such product in other jurisdictions requires a more restrictive regulatory pathway."

'"CD20 Biosimilar Product' shall mean a Biosimilar Product with respect to which Development or Commercialization is first commenced or conducted by Wyeth during the CD20 Biosimilar Product Applicability Period, and such Biosimilar Product contains a protein directed against or that Specifically Binds to the CD20 Antigen or any portion thereof. A CD20 Biosimilar Product shall not be considered to be a CD20 Product for the purposes of this Agreement."

'"CD20 Biosimilar Product Applicability Period' shall mean any time that occurs both (a) during the term of this Agreement and (b) prior to the later of (i) the date which is ninety (90) days after the date of expiration or termination of Wyeth's obligations under Section 2.3.1 of this Agreement and (ii) May 26, 2012."

'"CD20 Biosimilar Royalty Period' shall mean the period of time beginning on the date of the first commercial sale by Wyeth or any sublicensee of the first CD20 Biosimilar Product anywhere in the Territory and ending on the seventh (7th) anniversary of the first commercial sale by Wyeth or any sublicensee of the first CD20 Biosimilar Product in any Major Market Country; provided, however, that if the first commercial sale by Wyeth or any sublicense of the first CD20 Biosimilar Product in a Major Market Country occurs in a Major Market Country that is not the United States, then (a) the "CD20 Biosimilar Royalty Period" for all countries in the Territory other than the United States shall end on the seventh (7th) anniversary of the first commercial sale by Wyeth or any sublicensee of the first CD20 Biosimilar Product in such Major Market Country and (b) the "CD20 Biosimilar Royalty Period" for the United States shall end on the seventh (7th) anniversary of the first commercial sale by Wyeth or any sublicensee of the first CD20 Biosimilar Product in the United States. For the avoidance of doubt, if the first commercial sale by Wyeth or any sublicense of the first CD20 Biosimilar Product in a Major Market Country occurs in the United States, then the "CD20 Biosimilar Royalty Period" for all countries in the Territory shall end on the on the seventh (7th) anniversary of the first commercial sale by Wyeth or any sublicensee of the first CD20 Biosimilar Product in the United States."

Trubion Pharmaceuticals, Inc.	CONFIDENTIAL
May 18, 2011

'"CD20 Biosimilar Product Net Sales' shall mean the gross amounts charged for sales of CD20 Biosimilar Products by Wyeth or its sublicensees to Third Parties, less the sum of (a) and (b) where (a) is a provision, determined under Generally Accepted Accounting Principles in the United States and in accordance with Wyeth's customary and usual accrual procedures, consistently applied, for the accrual of (i) trade, cash, quantity and wholesaler discounts or rebates (other than price discounts granted at the time of sale), if any, allowed or paid, (ii) credits or allowances given or made for rejection or return of, previously sold CD20 Biosimilar Products or for retroactive price reductions (including Medicaid, managed care and similar types of rebates), (iii) taxes, duties or other governmental charges levied on or measured by the billing amount (excluding income and franchise taxes), as adjusted for rebates and refunds, and (iv) charges for packing, freight, and shipping to the extent included in the invoice price and (b) is a periodic adjustment (positive or negative, as applicable), determined under Generally Accepted Accounting Principles in the United States and in accordance with Wyeth's customary and usual adjustment procedures, consistently applied, of the provision determined in (a) to reflect amounts actually incurred for (i), (ii), (iii) and (iv) based on amounts actually invoiced or as separately set forth in agreements with Third Parties or as deducted or paid as required by applicable law or regulations. (The deductions described in (i), (ii), (iii) and (iv) are also referred to herein as "Permitted Deductions.") In the case of any sale of CD20 Biosimilar Products for consideration other than cash, CD20 Biosimilar Product Net Sales shall be calculated on the fair market value of the consideration received.

Notwithstanding the foregoing, if a CD20 Biosimilar Product is sold as a Biosimilar Combination Product (also a "Combination Sale"), the Net Sales for such Biosimilar Combination Product shall be the portion of such Combination Sale allocable to the CD20 Biosimilar Product determined as follows:

Except as provided below, the CD20 Biosimilar Product Net Sales amount for a Combination Sale shall equal the gross amount invoiced for the Combination Sale, reduced by the Permitted Deductions (also the "Net Combination Sale Amount"), multiplied by the fraction A/(A+B), where:

A is the invoice price, in the country where such Combination Sale occurs, of the CD20 Biosimilar Product contained in the Biosimilar Combination Product, if sold as a separate product in such country by Wyeth or its sublicensees, as the case may be, and B is the aggregate of the invoice price or prices, in such country, of products which collectively contain as their respective sole active ingredient such other pharmaceutically active compounds or substances, as the case may be, included in the Biosimilar Combination Product, if sold separately in such country by Wyeth or its sublicensees, as applicable.

Trubion Pharmaceuticals, Inc.	CONFIDENTIAL
May 18, 2011

In the event that Wyeth or its sublicensees sell the CD20 Biosimilar Product included in a Biosimilar Combination Product as a separate product in a country, but do not separately sell all of the other pharmaceutically active compounds or substances, as the case may be, included in such Biosimilar Combination Product in such country, the calculation of the CD20 Biosimilar Product Net Sales amount for such Combination Sale shall be determined by multiplying the Net Combination Sale Amount by the fraction A/C where:

A is the average wholesale price, in such country, charged by Wyeth or its sublicensees, as the case may be, for the CD20 Biosimilar Product contained in such Biosimilar Combination Product, when sold as a separate product by Wyeth or its sublicensees, as applicable, and C is the average wholesale price, in such country, charged by Wyeth or its sublicensees, as applicable, for the entire Biosimilar Combination Product.

In the event that Wyeth or its sublicensees do not sell the CD20 Biosimilar Product included in a Biosimilar Combination Product as a separate product in a country where such Combination Sale occurs, but do separately sell products which collectively contain as their respective sole active ingredient all of the other pharmaceutically active compounds or substances, as the case may be, included in the Biosimilar Combination Product in such country, the calculation of CD20 Biosimilar Product Net Sales resulting from such Combination Sale shall be determined by multiplying the Net Combination Sale Amount by the fraction (C-D)/C, where:

C is the average wholesale price, in such country, charged by Wyeth or its sublicensees, as the case may be, for the entire Biosimilar Combination Product, and D is the average wholesale price charged by Wyeth or its sublicensees, as the case may be, for the products which collectively contain as their sole active ingredient such other pharmaceutically active compounds or substances, as the case may be, included in the Biosimilar Combination Product.

Where active ingredient portions of a Biosimilar Combination Product are sold separately as other products but in different dosage strengths than are in the Biosimilar Combination Product, the calculation of the Net Sales amount for such Biosimilar Combination Product shall be based on appropriate proration of the amounts of each active ingredient component included therein when applying the formulas set forth above.

Where the calculation of CD20 Biosimilar Product Net Sales resulting from a Combination Sale in a country cannot be determined by any of the foregoing methods, the calculation of CD20 Biosimilar Product Net Sales for such Combination Sale shall be that portion of the Net Combination Sale Amount reasonably determined in good faith by the Parties as properly reflecting the value of the CD20 Biosimilar Product included in the Biosimilar Combination Product.

Trubion Pharmaceuticals, Inc.	CONFIDENTIAL
May 18, 2011

Notwithstanding the foregoing, CD20 Biosimilar Product Net Sales shall not include any reimbursement received by Wyeth or its sublicensees in respect of the use of a CD20 Biosimilar Product in a country solely as part of a clinical trial prior to the receipt of marketing authorization required to commence commercial sales of such CD20 Biosimilar Product in such country."

2. Amendment to Section 2.3.1. Section 2.3.1 of the Agreement is hereby amended by adding the following new paragraph at the end thereof:

"The foregoing provisions of this Section 2.3.1 shall not, and shall not be deemed to, prohibit Wyeth from Developing or Commercializing any CD20 Biosimilar Product. For clarity, no rights or licenses are granted to Wyeth under the Trubion Technology with respect to any CD20 Biosimilar Products."

3. Amendment to Section 5.4. In partial consideration for EPDS agreeing to amend Section 2.3.1 of the Amendment as set forth above, Section 5.4 of the Agreement is hereby amended by adding the following new Section at the end thereof:

"5.4.7. CD20 Biosimilar Product Payments. Wyeth shall pay to Trubion an amount equal to two and one-half percent (2.5%) multiplied by the aggregate CD20 Biosimilar Product Net Sales collectively obtained by Wyeth and its sublicensees from the sale of CD20 Biosimilar Products during each calendar year. Such payments shall be made during the CD20 Biosimilar Royalty Period. Sections 5.5 (excluding clause (c) of Section 5.5.2) and 5.6 shall apply to the payments to be made pursuant to this Section 5.4.7 on CD20 Biosimilar Products.

4. Amendment to Section 9.7.10. In further consideration for Trubion agreeing to amend Section 2.3.1 of the Agreement as set forth above, Section 9.7.10 of the Agreement is hereby amended and replaced by the following text:

"9.7.10. Continuation of Certain Rights and Licenses.

(a)	Notwithstanding anything in this Section 9.7 to the contrary, the Parties' rights and licenses set forth in Sections 6.1.1 and 6.1.2 shall survive any expiration or termination of this Agreement.

(b)

Notwithstanding anything in this Section 9.7 to the contrary, Trubion's right to receive CD20 Biosimilar Product Payments in accordance with Section 5.4.7 shall survive any expiration or termination of this Agreement and continue until the end of the CD20 Biosimilar Royalty Period."

Trubion Pharmaceuticals, Inc.	CONFIDENTIAL
May 18, 2011

5. Amendment Payment. Wyeth shall pay to EPDS Two Million Five Hundred Thousand Dollars ($2,500,000.00) within thirty (30) days after the effective date set forth below, which payment shall be non-refundable and non-creditable.

6. Assignment. Wyeth hereby assigns the Agreement, as amended hereby, and all of its rights, obligations and interests thereunder, to Pfizer Inc. Pfizer Inc. hereby accepts such assignment and assumes the rights, obligations and interests of Wyeth under the Agreement.

7. Continuity of Royalty Obligation. In the event that Wyeth or Pfizer Inc. sells, transfers, licenses or otherwise assigns its rights and interests in any CD20 Biosimilar Product for which royalties are or will become due and payable as provided for in the amendments to the Agreement set forth in Paragraph 3 above, Pfizer Inc. shall remain responsible for the obligation to pay such royalties with respect to such CD20 Biosimilar Product unless the successor to such rights and interests confirms in writing to EPDS that such successor assumes the obligations to pay such royalties to EPDS.

8. Notice.

(a)

On or prior to January 15, 2012 and thereafter on or prior to each January 15 and July 15 that occurs during the CD20 Biosimilar Product Applicability Period, Wyeth or Pfizer Inc. shall provide EPDS with a written report with respect to whether the Development or Commercialization of any CD20 Biosimilar Product was first commenced or conducted by Wyeth since the date of the last such report.

(b)

Wyeth or Pfizer Inc. shall provide EPDS with notice of the consummation of any transaction contemplated pursuant to Section 7 of this Letter Agreement within thirty (30) days after consummation thereof and such notice shall indicate whether the obligations set forth in Section 7 remain with Pfizer Inc or were transferred to the successor.

This Letter Agreement shall be deemed entered into and effective as of May 26, 2011. As modified by this Amendment No. 3, the Parties confirm that the Agreement is in full force and effect.

Trubion Pharmaceuticals, Inc.	CONFIDENTIAL
May 18, 2011

Please indicate your acknowledgement of and agreement with the foregoing by having each counterpart of this Letter Agreement executed on behalf of EPDS and returning one fully executed original counterpart to me.

Very truly yours,

WYETH LLC, acting through its
WYETH PHARMACEUTICALS DIVISION

By:	/s/ Mikael Dolsten
Name:	Mikael Dolsten
Title:	President Worldwide Research and Development

PFIZER INC.

By:	/s/ Mikael Dolsten
Name:	Mikael Dolsten
Title:	President Worldwide Research and Development

ACKNOWLEDGED AND AGREED:

EMERGENT PRODUCT DEVELOPMENT SEATTLE, LLC

By:	/s/ Kyle W. Keese
Name:	Kyle W. Keese
Title:
Date:	18 May 11